Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 31, 2020 (September 17, 2020 as to the effects of the stock split described in Note 9), relating to the financial statements of Taysha Gene Therapies, Inc. appearing in Registration Statement No. 333-248559 on Form S-1 of Taysha Gene Therapies, Inc. We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-248559 on Form S-1.

/s/ Deloitte & Touche LLP

Dallas, Texas

September 23, 2020